Exhibit 21.1

Significant Subsidiaries and Consolidated Affiliated Entities of

Bon Natural Life Limited

Direct Subsidiary

Tea Essence Limited (Hong Kong); 100% owned by Bon Natural Life Limited

Wholly Foreign-Owned Enterprise

Xi’an Cell and Molecule Information Technology Limited (PRC); 100% owned by Tea Essence Limited

Consolidated Variable Interest Entity

Xi’an App-Chem Bio(Tech) Co., Ltd. (PRC)

Subsidiaries of Consolidated Variable Interest Entity (all entities PRC)

Shaanxi App-Chem Health Industry Co., Ltd.	100% owned by VIE
Shaanxi App-Chem Ag-tech Co., Ltd.	100% owned by VIE
Xi’an Yanhuang TCM Medical Research and Development Co., Ltd.	100% owned by VIE
Balikun Tianmei Bio (Tech) Co., Ltd.	100% owned by VIE
App-Chem Bio (Tech) (Guangzhou) Co., Ltd.	100% owned by VIE
Tongchuan Dietary Therapy Health Technology Co., Ltd.	100% owned by VIE
Xi’an Dietary Therapy Health Management Co., Ltd.	75% owned by VIE
Tianjin Yonghexiang Bio (Tech) Co., Ltd.	51% owned by VIE
Gansu Baimeikang Bioengineering Co., Ltd.	100% owned by VIE